Exhibit 99.1

Green Plains Announces Permanent Closure of Hopewell, Va. Ethanol Facility

OMAHA, Neb., Nov. 15, 2018 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that it is permanently closing its Hopewell, Va. ethanol facility. A significant portion of the 60 million gallon a year capacity plant will be dismantled during the decommissioning process, with most of the equipment being transferred to other Green Plains facilities. The company is also currently determining the best uses for any remaining equipment and the land.

The closure results in a workforce reduction of approximately 31 employees who will be provided severance and healthcare support. A handful of staff will remain to oversee the decommissioning of the plant, which is expected to take 12 to 18 months.

For Green Plains Partners LP (NASDAQ:GPP), the closure of the Hopewell plant does not change the quarterly minimum volume commitment associated with the ethanol storage and throughput agreement between Green Plains Inc. and Green Plains Partners.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, food ingredients, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. (NASDAQ:GPRE) to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully completing the portfolio optimization plan and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700